Exhibit 3.23
CERTIFICATE OF INCORPORATION
OF
CST SECURITY SERVICES, INC.
(STATE OF DELAWARE)
FIRST:        The name of the corporation is CST Security Services, Inc.

SECOND:
The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the corporation's registered agent at such address is The Corporation Trust Company.

THIRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:	The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each such share is $0.01 per share.
FIFTH:        The name and mailing address of the incorporator are as follows:
Ethan A. Jones
One Valero Way
San Antonio, Texas 78249-1616
I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 5th day of February, 2013.
INCORPORATOR
By: /s/ Ethan Jones_________________
Ethan A. Jones

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